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                                                                    EXHIBIT 99.1

 New Horizons Worldwide Appoints Chief Executive Officer; Bresnan Promoted to
                          CEO; Smith Remains Chairman

SANTA ANA, Calif.--(BUSINESS WIRE)--Aug. 30, 1999--New Horizons Worldwide Inc. (NASDAQ: NEWH) today announced the promotion of Thomas J. Bresnan to the role of chief executive officer effective September 1.

Bresnan, 46, has served as president and chief operating officer of the company since 1992. In 1994 the company acquired New Horizons Computer Learning Centers, and under Bresnan's leadership has grown corporate revenues from $23.7 million in 1995 to $72.6 million in 1998, and system-wide revenues from $41.3 million to $357.5 million. Bresnan succeeds Curtis Lee Smith, Jr., who has served as chairman and chief executive officer since 1986. Smith will continue as chairman of the board.

"Tom's continued leadership is a tremendous advantage for this organization," commented Smith. "Under his direction we have dramatically expanded our training offerings, grown our network of locations to over 200 in 36 countries, and have successfully executed our franchise acquisition strategy. The board is pleased to now have him in the role of chief executive officer."

The company also announced its principal executive offices in Morganville, New Jersey will be relocated to join the operational headquarters of New Horizons in Santa Ana, California. The operational headquarters of New Horizons has been in Santa Ana, California since the founding of its flagship center there in 1982.

        About New Horizons


New Horizons (NASDAQ: NEWH) is the world's largest independent provider of computer training, meeting the needs of more than 2.4 million students each year. The company offers a variety of flexible learning solutions: instructor-led classes, Web-based training, computer-based training via CD-ROM, computer labs, certification exam preparation tools and 24-hour, seven-day-a-week help desk support. New Horizons has over 200 training centers in 36 countries. For more information or to locate the center nearest you, call 1-8OO-PC LEARN or visit www.newhorizons.com.


CONTACT:  New Horizons Worldwide Inc., Santa Ana
Robert S. McMillan, 714/438-9473
Chief Financial Officer
or Robert Meloche, 714/431-9249
Public Relations Manager
or
Investor Relations Contact:
Lippert Heilshorn & Associates, New York
Vince Daniels/John Nesbett
212/838-3777